Exhibit 35.g


        Wachovia Securities
        201 South College Street
        CP9
        Charlotte, NC 28244-1075

[LOGO]                                                       WACHOVIA SECURITIES

                           1123 SERVICER'S CERTIFICATE

      Reference is hereby made to that certain Trust and Servicing Agreement dated as of November 1, 2007, by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as Master Servicer, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and Wells Fargo Bank, National Association, as Trustee and Custodian, with respect to Commercial Mortgage Pass-Through Certificates, CD 2007-CD-5 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

      Pursuant to Section 10.11 of this Agreement, Timothy Ryan, and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

      1. A review of the activities of the Master Servicer during the period from November 1, 2007 to December 31, 2007, and of its performance under the Agreement during such period has been made under our supervision; and

      2. To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period November 1, 2007 through December 31, 2007; and

      IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.


/s/ Timothy Ryan                           /s/ Marilyn Addison
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Timothy Ryan, Managing Director            Marilyn Addison, Director
Wachovia Bank National Association         Wachovia Bank National Association